EXHIBIT 99.1
Contact:	Thomas A. Sterken Registered Agent (206) 623-1900
PRESS RELEASE
WSB FINANCIAL GROUP, INC.
STOCK TO BE DELISTED FROM NASDAQ
Seattle, WA — May 12, 2009 — WSB Financial Group, Inc. (NASDAQ: WSFG), announced today that as a result of the recent, previously announced closure of the Company’s wholly-owned subsidiary and principal asset, Westsound Bank, and the insolvency and expected liquidation of the Company, trading in the Company’s common stock was halted by The Nasdaq Stock Market starting on Monday, May 11, 2009, and the Company was notified by Nasdaq on May 12, 2009, that the Company’s stock will be delisted from Nasdaq on May 21, 2009. This action is being taken by Nasdaq pursuant to its Listing Rules 5100, 5110(b) and IT-5100-1.